Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 2007 Amended and Restated Equity Incentive Plan and the 1997 Employee Stock Purchase Plan of Heron Therapeutics, Inc., of our reports dated March 4, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting of Heron Therapeutics, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ OUM & CO. LLP

San Francisco, California

September 18, 2014